UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/16/2010

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets

On April 16, 2010, the Registrant completed its previously announced acquisition of Schneider Power Inc. ("Schneider Power"), a corporation organized under the Ontario Business Corporations Act, pursuant to an Arrangement Agreement, dated November 24, 2009, by and among the Registrant, its wholly-owned subsidiary, 2224784 Ontario Inc., and Schneider Power (the "Arrangement Agreement").

Pursuant to the Arrangement Agreement, the Registrant issued approximately 16.8 million shares of its common stock, $0.001 par value, to the former shareholders of Schneider Power, and issued replacement warrants to the holders of Schneider Power warrants entitling the holders to purchase up to approximately 2.0 million shares of the Registrant's common stock. In connection with the Arrangement Agreement, the Registrant received lock-ups from certain Schneider Power shareholders collectively holding over 50% of the outstanding common stock of Schneider Power pursuant to which such shareholders agreed not to sell the shares of the Registrant's common stock they received under the arrangement for a period of at least six months following the closing, except in certain permitted circumstances.

A copy of our press release, dated April 20, 2010, announcing the completion of the acquistion is attached hereto as Exhibit 99.1.

The foregoing description of the Arrangement Agreement and the transaction completed thereunder is qualified in its entirety by reference to the complete Arrangement Agreement which was included as Exhibit 2.1 to the Current Report on Form 8-K filed by the Registrant on November 27, 2009.

Item 3.02.    Unregistered Sales of Equity Securities

The disclosure contained in Item 2.01 is incorporated herein by reference. The common stock and replacement warrants were issued pursuant to an exemption from registration under Section 3(a)(10) of the Securities Act of 1933, as amended. Section 3(a)(10) exempts from the registration requirements the issuance and exchange of securities which have been approved, after a hearing upon the fairness of the terms and conditions on which all persons to whom it is proposed the securities will be issued shall have the right to appear, by any court expressly authorized by law to grant such approval. On April 15, 2010, the Ontario Superior Court of Justice issued a final order approving the arrangement on the basis that it fulfills the statutory requirements under the Ontario Business Corporation Act and that the arrangement is fair and reasonable.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Registrant's acquisiton of Schneider Power and in accordance with the terms of the Arrangement Agreement, effective upon closing of the acquistion, the Registrant's board of directors, upon the recommendation of the Registrant's Nominating and Governance Committee and in accordance with the Registrant's Amended and Restated Bylaws, appointed Jonathan Lundy to serve on the Registrant's board of directors. Mr. Lundy's appointment filled a Class II director vacancy and satisfied the condition to closing contained in the Arrangement Agreement that required the Registrant to appoint a nominee of Schneider Power to serve on the Registrant's board of directors. Mr. Lundy is currently serving as Senior Vice President and General Counsel of Atomic Energy Canada Limited and previously served as a director and officer of Schneider Power. Mr. Lundy was not named to any committees of the Registrant's board of directors nor is he expected to be so named at this time. As a non-employee director, Mr. Lundy is eligible to participate in the Registrant's 2002 Stock Incentive Plan. In connection with his appointment to the board of directors, Mr. Lundy was granted options to purchase up to 20,000 shares of the Registrant's common stock at an exercise price of $0.70 per share, the closing price for a share of the Registrant's common stock on April 16, 2010. The options vest 25% per year over a four year period.

Item 9.01.    Financial Statements and Exhibits

9.01(a) The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than seventy-one calendar days after the initial due date of this Current Report.

9.01(b) The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than seventy-one calendar days after the initial due date of this Current Report.

99.1 Press Release dated April 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: April 20, 2010	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated April 20, 2010